Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-40152, 333-40154, 33-54188, 333-55974, 333-56322, 333-87322, 333-91124, 333-104925, 333-106683, 333-108334, 333-111133, 333-114434, 333-124072, 333-133281, 33-148621, 333-151816, 333-163644, 333-180412, 333-187641, 333-194865, 333-204730 and 333-213059) of Marvell Technology Group Ltd. of our report dated March 26, 2015, except for the effects of discontinued operations discussed in Note 2 to the consolidated financial statements, as to which the date is March 27, 2017 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K for the year ended January 28, 2017.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 27, 2017